STATE a/DELAWARE CERTIFICATE a/INCORPORATION A STOCK CORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 09:13 AM 11/12/2020 FILED 09:13AM 11/12n 020 SR 20208351988- File Number 4lll934

FIRST- Name

The name of the Corporation is: W.Y Group Inc.

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at

8 The Green. Ste A, in the City of Dover County of Kent Zip Code 19901.

The registered agent in charge thereof is

A Registered Agent. Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is

100.000.000 shares (number of authorized shares) with a par value of $0.0001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent. Inc. - 8 The Green. Ste A. Dover. DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 12th day of November, A.D. 2020.

BY: /s/ Patrick Brickhouse

A Registered Agent, Inc., Incorporator

Patrick Brickhouse, Assistant Secretary